Exhibit 6.1

Advisors Asset Management, Inc.

Directors

Scott I. Colyer

Lisa A. Colyer

James R. Costas

Christopher T. Genovese

Randal J. Pegg

Jack Simkin

Bart P. Daniel

John Galvin

Officers

Name	Office
Scott Colyer	Chairman, Chief Executive Officer and President
Timothy Stoklosa	Chief Operating Officer and Executive Vice President
Jeff Opie	Chief Financial Officer and Senior Vice President
John Webber	Senior Vice President, Chief Compliance Officer and Secretary
Michael Boyle	Senior Vice President, Asset Management
Lisa Colyer	Executive Vice President, Operations
James Costas	Executive Vice President, Asset Management
Christopher Genovese	Executive Vice President, Director of RIA Services
Randy Pegg	Executive Vice President, MD, Head of Internal Distribution
Rich Stewart	Executive Vice President, UIT Product Manager
John Galvin	Executive Vice President, Asset Management Solutions
Charles Sickles	Executive Vice President, MD, Head of Wholesale Distribution
Alex Meitzner	Senior Vice President, UIT Sponsor Solutions
Bart Daniel	Chief Technology Officer and Executive Vice President
Matt Lloyd	Chief Investment Strategist
Brian Gilbert	First Vice President, Portfolio Manager
Joshua Colyer	Vice President, Director of Asset Management
Paula Pollner	Vice President, Director of Human Resources
William T. Stillman	Vice President, Data Services